UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)*

LEV PHARMACEUTICALS, INC.
_______________________________
Name of Issuer

COMMON STOCK, $.01 PAR VALUE PER SHARE
_______________________________
(Title of Class of Securities)

36075R104
_______________________________
(CUSIP Number)

DECEMBER 31, 2007
_______________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ _ ] Rule 13d-1(b)

[ x ] Rule 13d-1(c)

[ _ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

SCHEDULE 13G
CUSIP No.: 36075R104			Page 2 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Emigrant Capital Corporation

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	0

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	11,276,116

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMMON STOCK	11,276,116

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

11,276,116*

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.19%

12		TYPE OF REPORTING PERSON:

CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104			Page 3 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Emigrant Bank

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	0

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK*	11,276,116

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK*	11,276,116

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

11,276,116*

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.19%

12		TYPE OF REPORTING PERSON*

CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104			Page 4 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Emigrant Bancorp, Inc.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	0

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK*	11,276,116

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

	8	SHARED DISPOSITIVE POWER

		SHARES OF COMMON STOCK*	11,276,116

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

11,276,116*

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.19%

12		TYPE OF REPORTING PERSON*

CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104			Page 5 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

New York Private Bank & Trust Corporation

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

		SHARES OF COMMON STOCK	0

	6	SHARED VOTING POWER

		SHARES OF COMMON STOCK*	11,276,116

	7	SOLE DISPOSITIVE POWER

		SHARES OF COMMON STOCK	0

	8	SHARED DISPOSITIVE POWER

		SHARES OF COMMON STOCK*	11,276,116

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

11,276,116*

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.19%

12		TYPE OF REPORTING PERSON*

CO

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104	Page 6 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Paul Milstein Revocable 1998 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[ ]
(b)	[ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

SHARES OF COMMON STOCK	0

6	SHARED VOTING POWER

SHARES OF COMMON STOCK*	11,276,116

7	SOLE DISPOSITIVE POWER

SHARES OF COMMON STOCK	0

8	SHARED DISPOSITIVE POWER

SHARES OF COMMON STOCK*	11,276,116

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

11,276,116*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

8.19%

12	TYPE OF REPORTING PERSON:

00

*See Item 7.

SCHEDULE 13G
CUSIP No.: 36075R104			Page 7 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

David M. Seldin

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

		SHARES OF COMMON STOCK	535,870

	6	SHARED VOTING POWER

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER

		SHARES OF COMMON STOCK	535,870

	8	SHARED DISPOSITIVE POWER

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

535,870 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.39%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 8 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Gilbert S. Stein

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	513,870

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	50,000

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	513,870

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	50,000

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

563,870 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.41%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 9 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

John R. Hart

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	335,870

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	335,870

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

335,870 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.24%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 10 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Barry S. Friedberg

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	535,870

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	535,870

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

535,870 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.39%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 11 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Francis May

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	83,968

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	83,968

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

83,968 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.06%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 12 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

HMM Investors, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	360,000

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	360,000

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

360,000 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.26%

12		TYPE OF REPORTING PERSON:

PN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 13 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Katherine Butkevich

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	20,000

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	20,000

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

20,000 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.01%

12		TYPE OF REPORTING PERSON:

IN

SCHEDULE 13G
CUSIP No.: 36075R104			Page 14 of 23 Pages

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Kenneth L. Walters

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [ ]
(b) [ ]

3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:

		SHARES OF COMMON STOCK	20,001

	6	SHARED VOTING POWER:

		SHARES OF COMMON STOCK	0

	7	SOLE DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	20,001

	8	SHARED DISPOSITIVE POWER:

		SHARES OF COMMON STOCK	0

9		AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

20,001 shares of Common Stock

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:			☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.01%

12		TYPE OF REPORTING PERSON:

IN

ITEM 1(a)	NAME OF ISSUER	Lev Pharmaceuticals, Inc.

ITEM 1(b)	ADDRESS OF ISSUER’S PRINICIPAL EXECUTIVE OFFICES

Lev Pharmaceuticals, Inc. 122 East 42nd Street Suite 2606 New York, NY 10168

ITEM 2(a)	NAME OF PERSON FILING

This statement is filed by:

(i)	Emigrant Capital Corporation (“Emigrant”) with respect to shares owned by it.

(ii)	Emigrant Bank (“EB”) with respect to shares owned by Emigrant.

(iii)	Emigrant Bancorp, Inc. (“EBI”) with respect to shares owned by Emigrant.

(iv)	New York Private Bank & Trust Corporation (“NYPBTC”) with respect to shares owned by Emigrant.

(v)	Paul Milstein Revocable 1998 Trust (the “Trust”) with respect to shares owned by Emigrant.

(vi)	David M. Seldin (“DMS”) with respect to shares owned by him.

(vii)	Gilbert S. Stein (“GSS”) with respect to shares owned by him.

(viii)	John R. Hart (“JRH”) with respect to shares owned by him.

(ix)	Barry S. Friedberg (“BSF”) with respect to shares owned by him.

(x)	Francis May (“FM”) with respect to shares owned by him.

(xi)	HMM Investors, LLC (“HMM”) with respect to shares owned by it.

(xii)	Katherine Butkevich (“KB”) with respect to shares owned by her.

(xiii)	Kenneth L. Walters (“KW”) with respect to shares owned by him.

The foregoing persons are hereinafter sometimes referred to collectively as the “Reporting Persons.”

ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons, other than DMS, GSS, BSF, KB and KW is:
6 East 43rd Street
New York NY 10017

The residence address of DMS is:
1571 Oceanview Drive
Tierra Verde FL 33715

The residence address of GSS is:
8 High Meadow Court
Old Brookville, NY 11545

The residence address of BSF is:
134 East 71st Street
New York, NY 10021

The residence address of KB is:
345 E. 80th Street, Apt. 19D
New York, NY 10021

The residence address of KW is:
25 Muncy Drive
West Long Branch, NJ 07764

ITEM 2(c)	CITIZENSHIP

Emigrant is a corporation organized under the laws of the State of Delaware, EB is a New York savings bank, EBI is a corporation organized under the laws of the State of Delaware, NYPBTC is a corporation organized under the laws of the State of Delaware; and HMM is a limited liability company formed under the laws of the State of Delaware. All of the other Reporting Persons are United States citizens.

ITEM 2(d)	TITLE OF CLASS OF SECURITIES

Common Stock, $.01 par value (“Common Stock”).

ITEM 2(e)	CUSIP NUMBER 36075R104

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS:

Not applicable.

ITEM 4	OWNERSHIP

(i)	Emigrant

(a)	Amount beneficially owned:

11,276,116 shares of Common Stock. Such shares consist of:
(i) 9,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 8.19%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 0 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 11,276,116 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 0 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 11,276,116 shares of Common Stock

(ii)	Emigrant Bank

(a)	Amount beneficially owned:
11,276,116 shares of Common Stock. Such shares consist of: (i) 9,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 8.19%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 0 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 11,276,116 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 0 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 11,276,116 shares of Common Stock

(iii)	Emigrant Bancorp, Inc.

(a)	Amount beneficially owned:

11,276,116 shares of Common Stock. Such shares consist of: (i) 9,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 8.19%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 0 shares of Common Stock

(iii)	Shared power to vote or to direct the vote: 11,276,116 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 0 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 11,276,116 shares of Common Stock

(iv)	NYPBTC

(a)	Amount beneficially owned:

11,276,116 shares of Common Stock. Such shares consist of: (i) 9,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 8.19%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 0 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 11,276,116 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 0 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 11,276,116 shares of Common Stock

(v)	The Trust

(a)	Amount beneficially owned:
11,276,116 shares of Common Stock. Such shares consist of: (i) 9,845,347 shares of Common Stock and (ii) 1,430,769 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 8.19%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 0 shares of Common Stock

(ii)	Shared power to vote or to direct the vote: 11,276,116 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 0 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition: 11,276,116 shares of Common Stock

(vi)	DMS

(a)	Amount beneficially owned:
535,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 489,716 shares of Common Stock and (ii) 46,154 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.39%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 535,870 shares of Common Stock

(ii)	Shared power to vote or direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of: 535,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of: 0 shares of Common Stock

(vii)	GSS

(a)	Amount beneficially owned:

563,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 490,793 shares of Common Stock, (ii) 23,077 shares of Common Stock issuable upon exercise of Warrants, and (iii) an aggregate 50,000 shares of Common Stock held by Mr. Stein’s children. Since Mr. Stein’s children hold an aggregate 50,000 shares of Common Stock, and because Mr. Stein could be deemed to share with his children voting and dispositive power over the Common Stock held by them, Mr. Stein may be deemed to be the beneficial owner of such Common Stock. Mr. Stein disclaims beneficial ownership of all shares of the Common Stock held by other persons, including his children.

(b)	Percent Amount of class: 0.41%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 513,870 shares of Common Stock

(ii)	Shared power to vote or direct the vote 50,000 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 513,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 50,000 shares of Common Stock

(viii)	JRH

(a)	Amount beneficially owned:

335,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 335,870 shares of Common Stock.

(b)	Percent Amount of class: 0.24%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 335,870 shares of Common Stock

(ii)	Shared power to vote or direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 335,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

(ix)	BSF

(a)	Amount beneficially owned:

535,870 shares of Common Stock. Such shares of Common Stock consist of: (i) 489,716 shares of Common Stock and (ii) 46,154 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.39%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote 535,870 shares of Common Stock

(ii)	Shared power to vote or direct the vote 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 535,870 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

(x)	FM

(a)	Amount beneficially owned:
83,968 shares of Common Stock. Such shares of Common Stock consist of: (i) 83,968 shares of Common Stock.

(b)	Percent Amount of class: 0.06%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 83,968 shares of Common Stock

(ii)	Shared power to vote or direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 83,968 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

(xi)	HMM

(a)	Amount beneficially owned:
360,000 shares of Common Stock. Such shares of Common Stock consist of: (i) 360,000 shares of Common Stock.

(b)	Percent Amount of class: 0.26%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 360,000 shares of Common Stock

(ii)	Shared power to vote or direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 360,000 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

(xii)	KB

(a)	Amount beneficially owned:
20,000 shares of Common Stock. Such shares of Common Stock consist of: (i) 15,385 shares of Common Stock and (ii) 4,615 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.01%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 20,000 shares of Common Stock

(ii)	Shared power to vote or direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 20,000 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

(xiii)	KW

(a)	Amount beneficially owned:
20,001 shares of Common Stock. Such shares of Common Stock consist of: (i) 15,385 shares of Common Stock and (ii) 4,616 shares of Common Stock issuable upon exercise of Warrants.

(b)	Percent Amount of class: 0.01%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote: 20,001 shares of Common Stock

(ii)	Shared power to vote or direct the vote: 0 shares of Common Stock

(iii)	Sole power to dispose or direct the disposition of 20,001 shares of Common Stock

(iv)	Shared power to dispose or direct the disposition of 0 shares of Common Stock

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Emigrant is a wholly-owned subsidiary of EB, which is a wholly-owned subsidiary of EBI, which is a wholly-owned subsidiary of NYPBTC. The Trust owns 100% of the voting stock of NYPBTC, EB, EBI, NYPBTC and the Trust may be deemed to be the beneficial owners of the shares of Common Stock owned by Emigrant.

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10	CERTIFICATION

Not applicable.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February  14, 2008

EMIGRANT CAPITAL CORPORATION
By:	/s/ John R. Hart
Name:	John R. Hart
Title:	President and Chief Executive Officer

HMM INVESTORS, LLC
By:	/s/ David M. Seldin
Name:	David M. Seldin
Title:	Member

By:	/s/ David M. Seldin
Name:	David M. Seldin

By:	/s/ Gilbert S. Stein
Name:	Gilbert S. Stein

By:	/s/ John R. Hart
Name:	John R. Hart

By:	/s/ Barry S. Friedberg
Name:	Barry S. Friedberg

By:	/s/ Francis May
Name:	Francis May

By:	/s/ Katherine Butkevich
Name:	Katherine Butkevich

By:	/s/ Kenneth L. Walters
Name:	Kenneth L. Walters

EMIGRANT BANK
By:	/s/ Daniel C. Hickey
Name:	Daniel C. Hickey
Title:	Senior Vice President

EMIGRANT BANCORP, INC.
By:	/s/ Daniel C. Hickey
Name:	Daniel C. Hickey
Title:	Senior Vice President

NEW YORK PRIVATE BANK & TRUST CORPORATION
By:	/s/ Howard P. Milstein
Name:	Howard P. Milstein
Title:	President and Chief Executive Officer

PAUL MILSTEIN REVOCABLE 1998 TRUST
By:	/s/ Howard P. Milstein
Name:	Howard P. Milstein
Title:	Trustee

EXHIBIT INDEX

Exhibit Number	Exhibit

1.	Joint Filing Agreement, dated February 14, 2008, by and among the Reporting Persons.

EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith with respect to the common shares of Lev Pharmaceuticals, Inc. (and any amendments thereto) is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2008

EMIGRANT CAPITAL CORPORATION
By:	/s/ John R. Hart
Name:	John R. Hart
Title:	President and Chief Executive Officer

HMM INVESTORS, LLC
By:	/s/ David M. Seldin
Name:	David M. Seldin
Title:	Member

By:	/s/ David M. Seldin
Name:	David M. Seldin

By:	/s/ Gilbert S. Stein
Name:	Gilbert S. Stein

By:	/s/ John R. Hart
Name:	John R. Hart

By:	/s/ Barry S. Friedberg
Name:	Barry S. Friedberg

By:	/s/ Francis May
Name:	Francis May

By:	/s/ Katherine Butkevich
Name:	Katherine Butkevich

By:	/s/ Kenneth L. Walters
Name:	Kenneth L. Walters

EMIGRANT BANK
By:	/s/ Daniel C. Hickey
Name:	Daniel C. Hickey
Title:	Senior Vice President

EMIGRANT BANCORP, INC.
By:	/s/ Daniel C. Hickey
Name:	Daniel C. Hickey
Title:	Senior Vice President

NEW YORK PRIVATE BANK & TRUST CORPORATION
By:	/s/ Howard P. Milstein
Name:	Howard P. Milstein
Title:	President and Chief Executive Officer

PAUL MILSTEIN REVOCABLE 1998 TRUST
By:	/s/ Howard P. Milstein
Name:	Howard P. Milstein
Title:	Trustee